KPMG Peat Marwick LLP




                         Independent Auditors' Consent
                         -----------------------------


The Board of Directors
Microchip Technology Incorporated:


We consent to incorporation by reference in the registration statements (No. 33-59686, No. 33-80072, No. 33-81690, No. 33-83196 and No. 333-872) on Form S-8
of Microchip Technology Incorporated of our report dated April 18, 1997, relating to the consolidated balance sheets of Microchip Technology Incorporated and subsidiaries as of March 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended March 31, 1997, which report appears in the March 31, 1997 annual report on Form 10-K of Microchip Technology Incorporated.


                                               KPMG Peat Marwick LLP


Phoenix, Arizona
May 23, 1997